Exhibit 99.1

FOR IMMEDIATE RELEASE
Lear Contact:
Mel Stephens
(248) 447-1624
Lear Announces Aggressive Cost Reduction Actions
Targeting $150 Million in Operating Improvements
     SOUTHFIELD, Mich., October 15, 2008 — Lear Corporation [NYSE: LEA], a leading global supplier of automotive seating systems, electrical distribution systems and electronics products, today announced aggressive cost reduction actions targeting an additional $150 million of improvement in operating performance over the next twelve months.
     In light of current market conditions, the Company is implementing comprehensive actions to further reduce structural costs and improve operating results. Additional details of the $150 million operating improvement plan will be provided as part of the Company’s third quarter earnings conference call on October 30th. Refer to “Forward-Looking Statements” for additional information.
     Major new actions under the profit improvement plan include the following:
•	Reducing program development costs, consistent with the significantly lower production outlook

•	Acceleration of low-cost engineering and sourcing initiatives

•	More targeted investments in growth initiatives, focused on high priority programs

•	Further reductions in procurement, manufacturing, engineering and logistics costs to reflect present business conditions

•	Further census reductions, temporary layoffs and additional thrifting of personnel-related costs

•	Re-timing and selective reductions in restructuring spending

•	Aggressive working capital management and capital spending efficiencies

•	Supply base consolidation and other commercial actions
     “We have been very aggressive in reducing our costs as industry production has declined, and we intend to remain well ahead of the curve,” commented Bob Rossiter, Lear Chairman, Chief Executive Officer and President. “We have faced challenging conditions before, and each time we have emerged as an even
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stronger Company. I fully expect the Company to overcome the present challenges as an even more formidable competitor.”
     Rossiter continued, “Management’s strategy is to take all actions necessary to withstand the current industry downturn, maintain our focus on strategic priorities and position the Company for success when industry conditions improve. Longer term, we see global growth in automotive demand, with mature markets expected to recover in 2010 and emerging markets continuing to expand. With our global capabilities, low-cost footprint, superior quality and leading technologies, we are well positioned for success in the future.”
     In addition, the Company announced that it has drawn $400 million under its revolving credit facility to protect against possible short-term disruptions in the credit markets.
     “The profit improvement plan outlined in this release is designed to restore the Company to a level of profitability necessary to preserve our financial flexibility going forward,” said Matt Simoncini, Lear Senior Vice President and Chief Financial Officer. “Given the recent volatility in the financial markets, we believe it is also prudent to temporarily increase our cash on hand by borrowing under our revolving credit facility.”
     At the end of the third quarter Lear had in excess of $500 million in cash. After this revolver borrowing, the Company will have more than $800 million in availability remaining under its revolving credit facility and continues to expect positive free cash flow for 2008.
Forward-Looking Statements
     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results and liquidity. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties, including but not limited to, general economic conditions in the markets in which the Company operates, including changes in interest rates or currency exchange rates, the financial condition of the Company’s customers or suppliers, changes in actual industry vehicle production levels from the Company’s current estimates, fluctuations in the production of vehicles for which the Company is a supplier, the loss of business with respect to, or the lack of commercial success of, a vehicle model for which the Company is a significant supplier, including further declines in sales of full-size pickup trucks and large sport utility vehicles, disruptions in the relationships with the Company’s suppliers, labor disputes involving the Company or its significant customers or suppliers or that otherwise affect the Company, the Company’s ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions, the outcome of customer negotiations, the impact and timing of program launch costs, the costs, timing and success of restructuring actions, increases in the Company’s warranty or product liability costs, risks associated with conducting business in foreign countries, competitive conditions impacting the Company’s key customers and suppliers, the cost and availability of raw materials and energy, the Company’s ability to mitigate increases in raw material, energy and commodity costs, the outcome of legal or regulatory proceedings to which the Company is or may become a party, unanticipated changes in cash flow, including the Company’s ability to align its vendor payment terms with those of its customers, the Company’s ability to access capital markets on commercially reasonable terms and other risks described from time to time in the Company’s Securities and Exchange Commission filings. In particular, the Company’s financial outlook is based on several factors, including the Company’s current industry vehicle production and commodity pricing assumptions. The operating improvement plan described in this release does not represent a forecast of future operating results. Future operating results will be based on various factors, including actual industry production volumes, commodity prices and the Company’s success in implementing its operating improvement plan.
     The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.
     Lear Corporation is one of the world’s leading suppliers of automotive seating systems, electrical distribution systems and electronics products. The Company’s world-class products are designed, engineered and manufactured by a diverse team of 91,000 employees at 215 facilities in 35 countries. Lear’s headquarters are in Southfield, Michigan, and Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available on the internet at http://www.lear.com.
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